                                   Exhibit 11

                    WEBFINANCIAL CORPORATION AND SUBSIDIARIES
         Statement Regarding Computation of Net Income (Loss) Per Share
                 (Amounts in thousands except per share amounts)

                                                              For the Nine Months Ended
                                                       September 30, 2001       September 30, 2000
                                                       ------------------       ------------------

Net income (loss)                                           $(1,134)                 $   425

Shares used in computation:

Weighted average number of common shares and
  common share equivalents, basic                             4,367                    4,354

Common shares and common share equivalents,
  fully diluted                                               4,367                    4,696

Net income (loss) per share-basic                           $  (.26)                 $   .10

Net income (loss) per share-diluted                         $  (.26)                 $   .09

Common stock equivalents (stock options and warrants) that were outstanding during the nine month period ended September 30, 2001 that could potentially dilute basic earnings per share in the future were not included in the computation of earnings per share because the net loss makes them antidilutive.